EX 99.28(g)(2)(xv)

Amendment to Master Custodian Agreement

This Amendment, effective as of November 10, 2020, to the Master Custodian Agreement dated as of December 30, 2010, (as amended, restated, supplemented or otherwise modified and in effect from time to time, the “Agreement”) is by and among each management investment company, and each Cayman Islands entity identified on Appendix A attached thereto (each a “Fund” and collectively, the “Funds”), and State Street Bank and Trust Company, a Massachusetts trust company (the “Custodian”).

Whereas, the Custodian and the Funds (the “Parties”) have entered into the Agreement by which the Custodian provides certain custodial services relating to securities and other assets of each Fund.

Whereas, the Fund segregates and separately manages certain of the Fund’s portfolio of assets (each in an account).

Whereas, pursuant to Board approval of the changes, the Parties have agreed to amend Section 6.5, Section 9, and Section 20.9 of the Agreement, as set forth below.

Now, Therefore, in consideration of the promises and mutual covenants herein contained, the Parties hereto agree as follows:

1)	Section 6.5 to the Agreement, entitled “Instructions; Authority to Act,” is hereby deleted and replaced, in its entirety, with Section 6.5 updated, as outlined below.

“Section 6.5 Instructions; Authority to Act. The certificate of the Secretary or an Assistant Secretary of a Fund, identifying certain individuals to be officers of the Fund or employees of such Fund’s investment adviser and authorized to sign any such instructions, may be received and accepted as conclusive evidence of the incumbency and authority of such to act and may be considered by the Custodian to be in full force and effect until it receives written notice to the contrary from the Secretary or Assistant Secretary of such Fund. Investment managers other than the investment adviser may submit authorized persons lists directly to the custodian. Notwithstanding any other provision of this Agreement, the Custodian shall have no responsibility to ensure that any investment by a Fund with respect to Loans has been authorized.”

2)	Section 9. to the Agreement, entitled “Proper Instructions and Special Instructions,” is hereby amended to delete and replace, the second and third paragraphs, as outlined below. For the avoidance of doubt, the first paragraph under Section 9, entitled “Proper Instructions,” shall remain unchanged.

““Special Instructions,” as such term is used throughout this Agreement, means Proper Instructions countersigned or confirmed in writing by the Secretary or any Assistant Secretary of the applicable Fund or any other person designated in writing by the Secretary of such Fund, which countersignature or confirmation shall be (a) included on the same instrument containing the Proper Instructions or on a separate instrument clearly relating thereto and (b) delivered by hand, by facsimile transmission, or in such other manner as the Fund and the Custodian agree in writing.

Concurrently with the execution of this Agreement, and from time to time thereafter, as appropriate, each Fund shall deliver to the Custodian, duly certified by such Fund’s Secretary or Assistant Secretary, a certificate setting forth: (i) the names, titles, signatures and scope of authority of all persons of such Fund’s investment adviser authorized to give Proper Instructions or any other notice, request, direction, instruction, certificate or instrument on behalf of the Fund; and (ii) the names, titles and signatures of those persons authorized to give Special Instructions. Such certificate may be accepted and relied upon by the Custodian as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until receipt by the Custodian of a similar certificate to the contrary. Investment managers other than the investment adviser may submit the names, titles, signatures and scope of authority of all persons authorized to give Proper Instructions, on behalf of the Fund, directly to the custodian.”

3)	Section 20.9 to the Agreement, entitled “Notices,” is hereby deleted and replaced, in its entirety, with Section 20.9 updated, as outlined below.

“Section 20.9 Notices. Any notice, instruction or other communication required to be given hereunder will, unless otherwise provided in this Agreement, be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following addresses or such other addresses as may be notified by any party from time to time.

To any Fund:	Jackson National Asset Management, LLC
225 West Wacker Drive
Suite 1200
Chicago, IL 60606
Attention: General Counsel
Facsimile: 312-236-3911

To the Custodian:	State Street Bank and Trust Company
1200 Crown Colony Drive
Quincy, MA 02169
Attention: Scott Shirrell
Telephone: 617-662-0010
Facsimile: 617-537-4779

with a copy to:	State Street Bank and Trust Company
Legal Division – Global Services Americas
One Lincoln Street
Boston, MA 02111
Attention: Senior Vice President and Senior Managing Counsel

4)	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

5)	This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the Parties hereby adopt as original any signatures received via electronically transmitted form.

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In Witness Whereof, the Parties hereto have caused this Amendment to be executed by their officers designated below, effective November 10, 2020.

JNL Series Trust, and JNL Investors Series Trust, each on behalf of its Portfolios listed on Appendix A hereto JNL Multi-Manager Alternative Fund (Boston Partners) Ltd.

By:	/s/ Emily J. Bennett
Name:	Emily J. Bennett
Title:	Assistant Secretary

PPM Funds, on behalf of its Portfolios listed on Appendix A hereto

By:	/s/ Emily J. Bennett
Name:	Emily J. Bennett
Title:	Vice President and Secretary

State Street Bank and Trust Company

By:	/s/ Michael A. Foutes
Name:	Michael A. Foutes
Title:	Managing Foutes